UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
_____________________

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 33-27610-A

Date of Report: April 4, 2008

CHINA YCT INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	65-2954561
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

c/o American Union Securities, 100 Wall Street, 15th floor, New York, N.Y.	10005
(Address of principal executive offices)	(Zip Code)

212-232-0120
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        □  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
        □  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 4, 2008, Shandong Spring Pharmaceutical Co., Ltd, a wholly-owned subsidiary of the Registrant, entered into an Entrusted Management Agreement with Shandong Yong Chun Tang Bioengineering Co. Ltd., effective as of April 1, 2008.  The agreement provides that Shandong Spring Pharmaceutical will manage the operations of Shandong Yong Chun Tang.  Included among its responsibilities will be the appointment of members of the Board of Directors of Shandong Yong Chun Tang, hiring of managerial and administrative personnel for Shandong Yong Chun Tang, control of all of the assets of Shandong Yong Chun Tang, and obtaining loans and other sources of financing for the operations of Shandong Yong Chun Tang, as needed.  Shandong Springs Pharmaceutical also agreed to fund any unpaid debts incurred hereafter by Shandong Yong Chun Tang and to fund any shortfall between its net assets and its registered capital.

In exchange for the managerial services, Shandong Yong Chun Tang will pay to Shandong Spring's Pharmaceutical a fee equal to all of the net profits earned by Shandong Yong Chun Tang. Shandong Yong Chun Tang is the primary supplier of products marketed by Shandong Spring Pharmaceutical.

On the same date, the parties entered into a Purchase Option and Cooperation Agreement with Yan Tinghe, who is the Chairman of China YCT International Group, Inc. and principal owner of Shandong Yong Chun Tang.  The Purchase Option gives Shandong Spring Pharmaceutical the right to purchase Shandong Yong Chun Tang at any time when the transfer would be permitted by applicable laws.  The purchase price for Shandong Yong Chun Tang would be the fair value price, which will be determined by the parties at the time the option is exercised. Mr. Yan also gave to the agents appointed from time to time by Shandong Spring Pharmaceutical a proxy to exercise his voting rights as a shareholder of Shandong Yong Chun Tang.

Item 9.01                      Financial Statements and Exhibits

Exhibits

10-a	Entrusted Management Agreement dated April 4, 2008 among Yan Tinghe, Shandong Yong Chun Tang Bioengineering Co., Ltd. and Shandong Spring Pharmaceutical Co., Ltd.

10-b	Purchase Option and Cooperation Agreement dated April 4, 2008 among Yan Tinghe, Shandong Yong Chun Tang Bioengineering Co., Ltd. and Shandong Spring Pharmaceutical Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China YCT International Group, Inc.

Dated: April 7, 2008	By:/s/ _Yan Tinghe
      Yan Tinghe
       Chief Executive Officer